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                                                                   Exhibit 99.1

                             FOR IMMEDIATE RELEASE
Union Bankshares Announces Third Quarter and Year To Date Earnings and Quarterly
                                Dividend Payment

Morrisville, VT October 12, 2007 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended September 30, 2007 was $1.42 million or $.32 per share compared to $1.66 million or $.37 per share for the same period in 2006. Net Income year to date was $4.14 million or $0.92 per share for 2007 compared to $4.67 million or $1.03 per share for 2006.

Growth in interest bearing deposits of approximately $20 million or 7.8% between years and the increase in interest rates paid on the majority of deposits has led to an increase in interest expense that has outpaced the increase in interest income. An increase in the provision for possible loan losses and an increase in non-interest expense totaling $523 thousand was partially offset by the increase of $210 thousand in non-interest income.

A quarterly cash dividend of $.28 per share was declared on October 12, 2007 to shareholders of record October 22, 2007, payable October 25, 2007. This brings the total dividends paid for 2007 to $1.12 per share, compared to 2006 dividends of $1.06 or a 5.7% increase.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and New Hampshire. As of September 30, 2007, the Company had approximately $397 million in consolidated assets, $315 million in loans to customers, deposits totaling $333 million, and it operated 12 banking offices and 27 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan origination office in St. Albans, Vermont.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.